Exhibit 99.3

CONSENT OF MICHAEL J. BROWN, SR.

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as a person about to become a director of CenterState Bank Corporation (“CenterState”) in the Joint Proxy Statement/Prospectus contained in the Amendment No. 1 to the Registration Statement on Form S-4 of CenterState and HCBF Holding Company, Inc. (“HCBF”), as amended, pursuant to the Securities Act in connection with the Agreement and Plan of Merger, dated as of August 12, 2017, by and between CenterState and HCBF, pursuant to which HCBF will merge with and into CenterState, with CenterState as the surviving entity.

October 26, 2017

/s/ Michael J. Brown, Sr.
Michael J. Brown, Sr.